Exhibit 10.6

FLORIDA BANK GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of April 30, 2008 by and between FLORIDA BANK GROUP, INC. (“Employer”), and F. C. Nixon (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is the indirect owner of a chartered banking and financial institution with a principal place of business in Tallahassee, Florida known as The Bank of Tallahassee; and

WHEREAS, Employee is employed by Employer as Chairman and Chief Executive Officer of The Bank of Tallahassee; and

WHEREAS, The Bank of Tallahassee in the course of its business develops and utilizes valuable confidential business information and acquires valuable confidential information from its vendors, investors, clients and referral sources, and

WHEREAS, Employee seeks to maintain his employment with Employer as the chairman and chief executive officer of The Bank of Tallahassee; and

WHEREAS, in the course of his employment with Employer, Employee will form substantial and valuable relationships with some or all of The Bank of Tallahassee investors, vendors, clients and referral sources; and

WHEREAS, Employee in the course of his employment will have access to trade secrets and confidential business information of Bank of St. Petersburg and the investors, clients and referral sources of The Bank of Tallahassee ; and

WHEREAS, Employer desires to protect itself, The Bank of Tallahassee , their employees, and other business entities with which Employer does business from unauthorized uses and disclosures of such confidential business information; and

WHEREAS, Employee acknowledges that it is essential to the conduct of The Bank of Tallahassee business and to the protection of the investment of Employer that such information be kept confidential and treated as secret; and

WHEREAS, Employer desires to employ, or continue to employ, the Employee.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment and agrees to perform Employee’s duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

2. Employment Term. The term of this Agreement shall commence on May 1, 2008 and shall continue until June 30, 2011, unless terminated in accordance with Section 10 of this Agreement. The Agreement shall renew automatically on an annual basis until terminated in accordance with Section 10 of this Agreement, unless Employer notifies Employee of its intention not to renew this Agreement or its terms at least 120 days prior to the expiration of the Employment Term or any renewal term.

3. Duties and Responsibilities. Employee shall perform such duties and accept such responsibilities as may be assigned to Employee by the Board of Directors of Employer (the “Employer Board”), its Chairman of the Board (“Chairman”) or other officer so designated by the Employer Board, and Employee shall cooperate fully with the Employer Board and Employer’s Chairman.

4. Extent of Service. Employee shall use Employee’s best efforts in the business of Employer, and Employee shall devote substantially Employee’s full time, attention and energy to the business of Employer and to the performance of Employee’s services and the discharge of Employee’s duties and responsibilities hereunder. Except as provided in Section 8 hereof, the foregoing shall not be construed as preventing Employee from making a financial investment in other businesses or enterprises provided that Employee agrees not to become engaged in any other business activity that may interfere with Employee’s ability to discharge Employee’s duties and responsibilities hereunder to Employer. Employee further agrees not to work either on a part time or independent contractual basis for any other business or enterprise during the Employment Term or any renewal term without the prior written approval of the Employer Board, except that Employee may provide services to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such services do not interfere with the performance of Employee’s obligations to Employer.

5. Compensation. For all the services rendered by Employee hereunder, Employer shall pay Employee a salary at the annual rate of $169,600.00, less withholding required by law, payable in installments at such times as Employer customarily pays its other employees (but in no event less often than monthly). Such salary may be increased from time to time in the sole discretion of Employer. In addition to such annual salary, Employee shall be entitled to paid vacation each calendar year in accordance with Employer’s vacation policy and to participate in such fringe benefit plans of Employer as Employer, in its sole discretion, shall sponsor from time to time that cover all employees of Employer or the class of employees of comparable rank as Employee on the same basis as other eligible employees of Employer. During the term of this contract the executive shall receive personal and family health insurance and other benefits at least equivalent to those currently provided to the executive.

6. Special Benefits.

Automobile. Employee shall be required to have an automobile available to him for use in connection with discharging his responsibilities under this Agreement. Employee shall be solely responsible for the acquisition of such automobile and all expenses, including both business and personal expenses, associated with it, including, without limitation, adequate insurance, maintenance, fuel, tolls, parking and other expenses. Employer shall pay Employee a monthly allowance in the amount of $600.00.

Club Memberships. Employee will be required to entertain clients of Employer, which will necessitate membership in certain dining clubs. Employer shall pay the fees associated with the Employee being a member of the following clubs: Golden Eagle Country Club, Capital City Country Club, FSU University Club, and such other memberships as may be mutually agreed upon by Employee and Employer.

Work Week. Employee shall work the following days of the week: Monday Tuesday Wednesday, and Thursday. The employee shall use Wednesday afternoon for business calls.

Stock Options. Employee shall be eligible to receive options or other equity-based long-term incentives pursuant to plans or programs in accordance with policies that the Employer establishes.

Continuing Education Expenses. Employer shall pay for the reasonable expenses incurred by Employee for continuing professional education expenses in conjunction with his/her employment.

Taxes. Employer shall withhold against payments made under this Section 6 or base salary under Section 5 all amounts Employer determines are required by applicable law to be withheld for income tax or payroll taxes.

7. Confidential Information.

(a) Employee acknowledges that by reason of Employee’s employment by Employer, Employee will have access to confidential information of Employer and the Employer Group (as defined below), including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between members of Employer and the Employer Group and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of Employer and the other members of the Employer Group and covenants that, both during and after employment hereunder, Employee will not disclose any Confidential Information to any person (except as Employee’s duties may require) without the prior written authorization of the Employer Board. The obligation of confidentiality imposed by this Section 7 shall not apply to information that becomes generally known to the public through no act of Employee in breach of this Agreement. For purposes of this Agreement, the term “Employer Group” shall mean the Employer and any business entities in which the Employer or one or more of its shareholders owns at least 20% of the equity interests.

(b) Employee acknowledges that all documents, files and other materials received from Employer or any member of the Employer Group during Employee’s employment (with the exception of documents relating to Employee’s compensation or benefits to which Employee is entitled following termination of employment) are for use of Employee solely in discharging Employee’s duties and responsibilities hereunder and that Employee has no claim or right to the continued use or possession of such documents, files or other materials following termination of employment. Employee agrees that, upon the cessation of his employment, Employee will not retain any such documents, files or other materials and will promptly return to Employer at its offices in Tampa, Florida any and all documents, files or other materials in Employee’s possession or custody.

8. Non-Competition. During his employment and for a period of eighteen (18) months after the cessation of his employment with Employer or any member of the Employer Group, Employee shall not, unless acting pursuant hereto or with the prior written consent of the Employer Board:

(a) directly or indirectly, own, manage, operate, finance, join, advise, consult with or for, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, advisor, volunteer, consultant or otherwise with, or use or permit Employee’s name to be used in connection with any Competing Business (as defined below); provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the ownership by Employee of not more than 1 % of the capital stock of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934;

(b) directly or indirectly, provide, attempt to provide or solicit the provision of goods or services similar to or competitive with the good and services offered by Employer, Bank of St. Petersburg, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank of Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc. the Employer Group (as defined in Section 7 of this Agreement) or any other entities, owned directly or indirectly and in whole or in part by Employer (even if created after Employee’s execution and delivery of this Agreement to Employer), to any person or entity that was a customer or account of the Employer or any other entity described in this paragraph;

(c) solicit or divert to any Competing Business any individual or entity which is a customer of Employer, Bank of St. Petersburg, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank of Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc. the Employer Group (as defined in Section 7 of this Agreement) or any other entities owned in whole or in part by Employer (even if created after Employee’s execution and delivery of this Agreement to Employer), was such a customer of Employer or any other entity described in this paragraph; or

(d) employ, attempt to employ, solicit or assist any Competing Business in employing any employee of Employer, Bank of St. Petersburg, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank of Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc., the Employer Group (as defined in Section 7 of this Agreement) or any other entities owned in whole or in part by Employer (even if created after Employee’s execution and delivery of this Agreement to Employer), or any member of the Employer Group.

The term “Competing Business” shall mean any business or enterprise engaged in the business of financial services, banking, lending, insurance or in any other business engaged in by or similar to or competitive with the business of Employer, Bank of St. Petersburg, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank of Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc. the Employer Group (as defined in Section 7 of this Agreement) or any other entities owned in whole or in part by Florida Bank Group, Inc. (even if created after Employee’s execution and delivery of this Agreement to Employer), within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which Employer, Bank of St. Petersburg, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank of Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc. the Employer Group (as defined in Section 7 of this Agreement) or any other entities owned in whole or in part by Florida Bank Group, Inc. (even if created after Employee’s execution and delivery of this Agreement to Employer), has engaged in any such business within the preceding 12 months or, to Employee’s knowledge, is about to engage in such business.

In the event that the provisions of this Section 8 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

All of Employee’s obligations under Sections 7 and 8 of this Agreement shall survive the expiration of the current term or any renewal of this Agreement and the termination or cessation of Employee’s employment for any reason.

9. Equitable Relief. Employee acknowledges that the restrictions contained in Sections 7 and 8 hereof are, in view of the nature of the business of Employer and the other entities identified in this Agreement, reasonable and necessary to protect the legitimate interests of Employer, and that any violation of any provision of those Sections will result in irreparable injury to Employer and other entities identified in this Agreement. Employee also acknowledges that in the event of any such violation, Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. Employee agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Hillsborough County, Florida or in any other court of competent jurisdiction. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail under the notice provisions contained in Section 12 hereof.

10. Termination.

(a) Partial or Total Disability. If in the judgment of the Employer Board, Employee is unable to perform Employee’s duties and responsibilities hereunder by reason of illness, injury or incapacity for three (3) consecutive months, during which time Employer shall continue to compensate Employee hereunder (with such compensation to be reduced by the amount of any disability or similar payment received by Employee for this time period under any plan sponsored by Employer), Employer may terminate Employee’s employment, in which event Employer shall have no further liability or obligation to Employee except for unpaid salary and benefits accrued to the date of Employee’s termination and for any additional disability, severance or other benefits otherwise payable to Employee under any applicable formal policy or plan which covers Employee at the time of Employee’s termination and is in effect at that time. Employee agrees, in the event of any dispute under this Section 10(a) and if requested by Employer, to submit to a physical examination by a licensed physician selected by Employer, the cost of such examination to be paid by Employer.

(b) Death. In the event that Employee dies during the period of employment hereunder, Employer shall pay to Employee’s executors, administrators or personal representatives, as appropriate, an amount equal to the installment of Employee’s compensation payable for the month in which Employee dies. Thereafter, Employer shall not have any further liability or obligation hereunder to Employee’s executors, administrators, personal representatives, heirs, assigns or any other person claiming under or through Employee.

(c) Voluntary Termination by Employee. Employee may terminate his employment with Employer by providing to Employer at least sixty (60) days prior written notice of such termination provided in accordance with Section 12 of this Agreement. In the event that Employee voluntarily terminates his employment with Employer, he shall be entitled to compensation only through the last day in which he provides services to the Employer.

(d) Termination by Employer Without Cause. Employer may terminate Employee’s employment without “cause” by providing to Employee at least fourteen (14) days prior written notice of such termination in accordance with Section 12 of this Agreement. If Employer terminates Employee’s employment without “cause” (as defined below), in addition to payment for services provided by Employee, Employer shall continue to pay to Employee his base salary (less applicable taxes and withholdings) in effect as of the date of the delivery of written notice of termination to him, for a period of eighteen (18) months after the last day of his employment with Employer, provided that, (i) Employee has been employed by Employer for at least one (1) year from the date of execution of this Agreement by Employee and (ii) on the last day of his employment with Employer, Employee executes and delivers to Employer a Separation Agreement, Release and Covenant Not to Sue (which is intended to Employer from any and all possible claims Employee could bring against Employer). Employer’s current form Separation Agreement, Release and Covenant Not To Sue is attached to this Agreement. However, Employer reserves the right to require Employee to sign a Separation Agreement and/or Release different from the form attached to this Agreement, as a precondition to receiving the post-employment payments described in this Paragraph. In the event that the Separation Agreement and/or Release provided by Employer provides for a period in which Employee can revoke his acceptance of the Separation Agreement and/or Release, then Employer will not be required to make any of the payments described in this Paragraph until the Employee’s right of revocation has expired. Further, in the event that the Separation Agreement and/or Release provides for a period in which Employee can revoke his acceptance of the Separation Agreement and/or Release and Employee invokes his right of revocation, then Employee will be entitled to no payments under this Section. If Employee is entitled to the payment described above, Employer will make such payments on Employer’s regular payroll dates.

(e) Termination by Employer for “Cause”. Employer may terminate Employee’s employment for “Cause” by delivering written notice to Employee. Upon delivery of the written notice, Employee’s employment shall cease immediately. For purposes of this Agreement, “cause” includes (i) the Employee’s commission of an act of fraud on Employer, a member of the Employer Group or its shareholders in connection with the performance of his duties, (ii) the conviction of Employee (or Employee’s entering a plea of guilty or no contest) of a felony or violation of any criminal statute of any jurisdiction for which imprisonment of three months or more may be imposed, (iii) Employee’s gross negligence or intentional misconduct in the performance of his duties or (iv) any serious or continuing breach by Employee of any material term of this Agreement or any other written agreement between him and Employer. In the event that Employee’s employment is terminated for “cause”, he shall be entitled to compensation only through the last day in which he provides service to Employer.

11. Survival. Notwithstanding the termination or cessation of employment by Employer for any reason, the obligations of Employee under Sections 7 and 8 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 9 hereof shall continue in force.

12. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, in person or by a recognized courier or delivery service, when telefaxed to the recipient’s correct telefax number (with receipt confirmed) or when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, to:

Florida Bank Group, Inc.

201 North Franklin Street, Suite 2800

Tampa, FL 33602

If to Employee, to Employee’s last known address on Employer’s personal records:

F.C. Nixon

2961 St Stevens Dr.

Tallahassee, FL 32312

or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in this Section 12.

13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to any conflict of law provisions.

14. Contents of Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be changed, modified or terminated except upon written amendment executed by Employer and Employee. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee. Any and all assignees and successors of Employer may enforce any and all terms of this Agreement, including Sections 7 and 8.

15. Intended Third-Party Beneficiaries. Employee understands and agrees that Bank of St. Petersburg, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank of Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc. the Employer Group (as defined in Section 7 of this Agreement) and any other entities owned in whole or in part by Employer (even if created after Employee’s execution and delivery of this Agreement to Employer) are intended third-party beneficiaries of and may enforce any and all of the terms and conditions contained in the Agreement, including but not limited to, the non-competition, non-solicitation and confidentiality provisions contained in this Agreement.

16. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

17. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

18. Waiver of Breach. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date first above written.

FLORIDA BANK GROUP, INC.

[Corporate Seal]

Attest:

	By:	/s/ Robert Rothman
Robert Rothman

EMPLOYEE

/s/ Hilda Bitencourt	/s/ F.C. Nixon
Witness	F.C. Nixon

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